Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.05 SEMI-ANNUAL CASH DIVIDEND;

SHARE REPURCHASE AUTHORIZATION

Newport Beach, CA – September 14, 2011 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per share. The dividend will be distributed on October 14, 2011 to shareholders of record as of September 29, 2011. In addition, the Company’s Board of Directors also announced that it has authorized the repurchase of up to $10 million of common stock of American Vanguard in the event that the trading price of the shares drops below what the Board and management believes is its fair value.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased to declare this semi-annual dividend, which continues our 16 year history of providing such returns to our shareholders. Through this dividend, we are giving investors a share in our excellent first-half-year financial results. We appreciate our investors’ continued support and confidence in the Company, despite very trying conditions in both the market and the global economy.” Mr. Wintemute continued, “As an additional vote of confidence in the Company, our Board has also authorized share repurchases. As we have seen from recent history, current market conditions can cause unpredictable price fluctuations that bear little correlation to a company’s true value. Through the repurchase of our common stock, we will invest excess cash in our own enterprise when we perceive that the stock is undervalued. As we continue to generate cash, we will look to fund further debt reduction, growth through acquisition, and, where circumstances warrant it, the repurchase of our shares, which we believe to be a sound investment.”

Historical Cash Dividends

Year	April(1)	October(1)	Total(1)
2011	$0.030	$0.050	$0.080
2010	$0.010	$0.020	$0.030
2009	$0.050	$0.010	$0.060
2008	$0.050	$0.030	$0.080
2007	$0.040	$0.030	$0.070
2006	$0.053	$0.030	$0.083
2005	$0.041	$0.023	$0.064

(1)	As adjusted for stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com